Exhibit 10.16

OLO INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: MARCH 5, 2021

Each member of the Board of Directors (the “Board”) of Olo Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”) or any successor equity incentive plan.

The Policy will be effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Common Stock, pursuant to which the Company’s Common Stock is priced for the initial public offering (the date of such execution being referred to as the “IPO Date”). The Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee.

1.    Annual Cash Compensation

Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

•	All Non-Employee Directors: $30,000

•	Lead Non-Employee Director (as applicable): $45,000 (in lieu of above)

Annual Committee Member Service Retainer:

•	Member of the Audit Committee: $10,000

•	Member of the Compensation Committee: $6,000

•	Member of the Nominating and Corporate Governance Committee: $4,000

Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

•	Chair of the Audit Committee: $20,000

•	Chair of the Compensation Committee: $12,000

•	Chair of the Nominating and Corporate Governance Committee: $8,000

The annual cash retainers above will be payable in equal quarterly installments in arrears on the last day of each calendar quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial calendar quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash retainers will be vested upon payment.

2.    Equity Compensation

Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the equity compensation set forth below (as applicable). All such equity compensation will be granted under the Plan or any successor equity incentive plan.

(a)    Elections to Receive an Equity Grant in lieu of Quarterly Cash Retainer.

(i)    Retainer Grant. Each Non-Employee Director may elect to convert all of his or her cash compensation under Section 1 for the first calendar quarter that commences after the IPO Date and any subsequent calendar quarter into an RSU Award (each, a “Retainer Grant”) in accordance with this Section 2(a) (such election, a “Retainer Grant Election”). If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section 2(a)(ii), on the first business day following the applicable Retainer Accrual Date to which the Retainer Grant Election applies, and without any further action by the Board or Compensation Committee, such Non-Employee Director automatically will be granted an RSU Award covering a number of shares of the Company’s Common Stock equal to (A) the aggregate amount of cash compensation otherwise payable to such Non-Employee Director under Section 1 on the Retainer Accrual Date to which the Retainer Grant Election applies divided by (B) the closing sales price per share of the Company’s Common Stock on the applicable Retainer Accrual Date (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. Each Retainer Grant will be fully vested on the applicable grant date.

(ii)    Election Mechanics. Each Retainer Grant Election must be submitted to the Company’s Chief Legal Officer in writing at least 10 business days in advance of the applicable Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Once a Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Non-Employee Director revokes it in accordance with Section 2(a)(iii) below. A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under Section 1.

(iii)    Revocation Mechanics. The revocation of any Retainer Grant Election must be submitted to the Company’s Chief Legal Officer in writing at least 10 business days in advance of the applicable Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee. A Non-Employee Director may only revoke a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Once the revocation of the Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Non-Employee Director makes a new Retainer Grant Election in accordance with Section 2(a)(ii).

(b)    Automatic Equity Grants.

(i)    Initial Grant for New Directors. Without any further action by the Board or Compensation Committee, each person who, after the IPO Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a business day, the first business day thereafter), be granted an RSU Award covering a number of shares of the Company’s Common Stock equal to (A) $300,000 divided by (B) the closing sales price per share of the Company’s Common Stock on the applicable grant date, rounded down to the nearest whole share (each, an “Initial Grant”). Each Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the applicable grant date, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(ii)    Initial Grant for Incumbent Directors. Without further action by the Board or Compensation Committee:

(1)    Each person who has served as a Non-Employee Director through the six-month period ending on the IPO Date (each, an “Existing Non-Employee Director”) and does not hold one or more outstanding and unvested Company equity awards (including Common Stock subject to a repurchase option resulting from an early option exercise) immediately prior to the IPO Date (each such award held by an Existing Non-Employee Director at such time, an “Existing Equity Award”) will automatically be granted an RSU Award (each, an “IPO Date Incumbent Director Grant”) on the IPO Date. Each IPO Date Incumbent Director Grant will cover a number of shares of the Company’s Common Stock equal to (A) $165,000 multiplied by the fraction obtained by dividing (1) the total number of days following the IPO Date through and including May 31, 2022 (such date, the “Assumed First Annual Meeting Date”) by (2) 365 days, divided by (B) the initial per share price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock (the “IPO Price”), rounded down to the nearest whole share.

(2)    Each Existing Non-Employee Director who holds one or more Existing Equity Awards on the IPO Date will automatically be granted an RSU Award (each, a “Delayed Incumbent Director Grant”) on the date immediately following the date that all of the Existing Equity Awards held by the Existing Non-Employee Director have become fully vested (the “Final Vesting Date”) (or, if such date is not a business day, the first business day thereafter). Each Delayed Incumbent Director Grant will cover a number of shares of the Company’s Common Stock equal to (A) $165,000 multiplied by the fraction obtained by dividing (1) the total number of days following the Final Vesting Date through and including the Assumed First Annual Meeting Date by (2) 365 days, divided by (B) the IPO Price, rounded down to the nearest whole share.

(3)    Each IPO Date Incumbent Director Grant and Delayed Incumbent Director Grant will fully vest on the earlier of (A) the Company’s next annual meeting of stockholders and (B) the Assumed First Annual Meeting Date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(iii)    Annual Grant. Without any further action by the Board or Compensation Committee, at the close of business on the date of each annual meeting of the stockholders of the Company following the IPO Date (each, an “Annual Meeting”), each person who is has served as an Non-Employee Director for the previous six months will automatically be granted an RSU Award (each, an “Annual Grant”) covering a number of shares of the Company’s Common Stock equal to (A) $165,000 divided by (B) the closing sales price per share of the Company’s Common Stock on the date of the applicable Annual Meeting (or, if such date is not a business day, the first business day thereafter). Each Annual Grant will fully vest on the earlier of (1) the first anniversary of the applicable grant date and (2) the date of the first Annual Meeting following the applicable grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(c)    Change in Control. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Policy (and any Existing Equity Awards) will become fully vested immediately prior to the closing of such Change in Control.

(d)    Remaining Terms. The remaining terms and conditions of each RSU Award will be as set forth in the Plan and the Company’s standard RSU Award Grant Notice and RSU Award Agreement, in the form adopted from time to time by the Board or Compensation Committee.

3.    Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

4.    Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under the Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

5.    Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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